Redfin Corporation Employment Offer Letter

September 10, 2019

Christian Taubman
[***]
[***]

[***]
p. [***]

Dear Christian:

Congratulations! We’re writing to extend you an offer to work at Redfin!

Redfin Corporation (“Redfin”) is pleased to offer you a fulltime position with our organization as the Chief Product Officer at our Redfin office located at 1099 Stewart St #600, Seattle, WA 98101.

We look forward to your first day of work on Monday, October 14. This date is subject to change depending on our ability to complete your background check, and schedule your training. We will notify you if there is a change to your start date.

Your title, assignment, compensation, and the nature of your responsibilities may change from time to time at Redfin’s discretion.  You will also be expected to comply with Redfin’s rules, policies and procedures, which may be modified from time to time.  The terms of this offer are detailed below.

Compensation:  Your gross salary annualized over one year will be $300,000, subject to appropriate tax withholdings and deductions, and payable in accordance with Redfin’s normal payroll cycle.  You are classified as an exempt employee and your salary is intended to compensate you for all hours worked.  Increases are based on your and Redfin’s performance and are not guaranteed.  This is a full-time position.

Executive Bonus: Executive Bonus: Subject to the terms and conditions of Redfin’s Bonus Compensation Policy, you may be eligible to earn a bonus up to $100,000, based on Redfin’s performance against its goals; any bonus you earn will be payable on an annual basis in the first quarter following the close of the year. Your potential bonus will be pro-rated for the first year you work, based on your actual start date and the number of days you worked in the year.  Redfin’s Bonus Compensation Policy is subject to change as further described therein.
Starting Bonus:  Starting Bonus:  Redfin will pay you $400,000 as a signing bonus, subject to standard withholding and payroll taxes, paid in two installments. The first installment of $200,000 will be paid on the first payroll following your start date.  If for any reason your employment is terminated prior to the one-year anniversary of your start date, you will be responsible for reimbursing Redfin for the first installment of $200,000 in full.
The second installment of $200,000 will be paid on pay date following the one-year anniversary of your start date.  If for any reason your employment is terminated after the one-year anniversary of your start date and prior to the three-year anniversary of your start date, you will be responsible for reimbursing Redfin for the second installment of $200,000 in full.
Restricted Stock Units (RSUs): Subject to approval of Redfin’s Board of Directors, you will be granted an amount of Restricted Stock Units that have an aggregate market value of $900,000 on the approval date based on the average closing price of Redfin’s common stock for the thirty trading days immediately prior to the approval date. 25% of the RSUs will vest on the one-year anniversary of the RSUs’ vesting commencement date, subject to your continued employment through such anniversary. The remaining RSUs will vest in 12 equal amounts on a quarterly basis over the three years following such anniversary, subject to your continued employment through each vesting date.  Redfin RSUs have four vesting commencement dates per year (one fixed date per quarter).

The vesting commencement date for your RSUs will be the first vesting commencement date on or following your start date. Your RSUs will be subject to Redfin’s 2017 Equity Incentive Plan, including vesting requirements.  No right to any Redfin common stock is earned or accrued until such time that vesting occurs.

Performance-Based Restricted Stock Units (PSUs): Subject to approval of Redfin’s Board of Directors, you will be granted that number of Performance-Based Restricted Stock Units (PSUs) that have a target aggregate fair market value of $425,000 on the date of grant based on the average closing price of Redfin’s common stock on the Nasdaq Global Select Market for the thirty trading days immediately prior to such grant date.  PSUs will vest, at an amount ranging from 25% to 200% of the target amount, only to the extent that the Board certifies that Redfin has achieved the aggregate gross profit metrics for the three-year period from 2019 to 2021, as established by the Board. To the extent Redfin doesn’t achieve the minimum aggregate gross profit thresholds, no PSUs will vest.  Your PSU grant will be subject to the terms and conditions of Redfin’s 2017 Equity Incentive Plan and the Performance-Based Restricted Stock Unit Award Agreement, including vesting requirements. No right to any Redfin common stock is earned or accrued until such time that vesting occurs.

401 K: Redfin offers auto-enrollment into our 401(k) plan administered by Transamerica for regular full-time and part-time employees. You may opt out of the plan or make your own elections within the first two months after your start date. If you take no action, you will be auto enrolled into the Plan on the first of the month following two months of service. The initial auto-enrollment is 3% of gross pay (including bonuses and all other pay) per pay period on a pre-tax basis and will increase by 1% at the beginning of each year, up to a maximum of 6%. Your contributions will be automatically invested into the Vanguard® Target Retirement Target Date Fund designated for your age and anticipated retirement date. Once enrolled, you may change your contribution amounts, investment choices, and default increases at any time. The plan offers a range of investment options and we encourage you to select the funds you feel are best for you. Assistance with fund selection and contribution options is available through our Plan’s consultants, ClearPoint Financial, at 888.557.6471 or coaching@clearpoint401k.com. If you wish to opt out of 401(k) auto-enrollment, you must do so within the first two months of employment. You may complete this opt out, or enroll and make your own investment choices, online through www.ta-retirement.com. Part-time seasonal or temporary employees are not auto enrolled and are eligible to participate after 1000 worked hours. To enroll and make your own investment choices visit www.ta-retirement.com. This is an intentionally brief summary of enrollment in the 401(k) Plan. Additional information will be provided prior to eligibility.

At-Will Employment:  The employment relationship between you and Redfin will be at-will. This means that the employment relationship is for no specific term and may be terminated by either you or Redfin at any time for any or no reason, with or without advance notice. This letter and the Employee Assignment, Arbitration and Confidentiality Agreement (“Proprietary Information Agreement”) supersede any previous arrangements, both oral and written, expressed or implied, regarding the nature of your employment with Redfin. The at-will employment relationship cannot be changed or modified orally, and may only be modified by a formal written employment contract signed by you and the CEO of Redfin, expressly modifying the at-will employment relationship.

Benefits & Other Redfin Policies:  During your employment, you may be eligible for employee benefits consistent with Redfin’s practices and in accordance with the terms of applicable benefit plans as they currently exist and subject to any future modifications in Redfin’s discretion. If you accept employment with Redfin you agree to follow Redfin’s rules and policies. Please understand that Redfin reserves the right to modify, supplement, and discontinue all policies, rules, benefit plans and programs at any time and in its sole discretion.

Work Status, Background Check & Proprietary Information Agreement: This offer is contingent upon:

•
Verification of your right to work in the United States, as demonstrated by your completion of Form I-9 upon hire and your submission of acceptable documentation (as noted on Form I-9) within 72 hours of commencing work. Redfin is not obligated to sponsor and/or successfully obtain citizenship for any employee under a temporary visa or applying for residency in the United States.

•	Satisfactory completion of a background investigation.

•
The protection of confidential and proprietary information relating to Redfin’s business and operations is and will continue to be of central importance to Redfin.  For this reason, your agreement to the terms and conditions set forth in the enclosed Proprietary Information Agreement, which includes provisions relating to non-solicitation and non-competition, is a condition of employment with Redfin.

This offer of employment is contingent upon all the terms above and is valid until 5:00 p.m., September 13, 2019.

Non-Resident/Non-Citizen Status: Redfin is not obligated to sponsor and/or successfully obtain citizenship for any employee operating under a temporary visa or applying for residency in the United States. For the purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

If the understandings stated in this letter are agreeable to you, please sign below, keep one copy and return the original to me.  Please also sign and return one copy of the Proprietary Information Agreement, included with this correspondence.

If you need additional time to consider this letter and the attached Proprietary Information Agreement, please ask.  We are very pleased to welcome you to Redfin.

We believe that you will thrive here at Redfin, and look forward to building a great business together.

Sincerely,

Redfin Corporation

Accepted:

/s/ Christian Taubman        10/13/2019
Christian Taubman            Date